EXHIBIT 6
                                    ---------

                        CONDITIONAL EMPLOYMENT AGREEMENT


THIS AGREEMENT is made the 13th day of October, 1995

BETWEEN:

                    Strategic TECHNOLOGIES INC. ("Strategic")

AND:
                    DIGITAL PRODUCTS CORPORATION ("Digital")

AND:
                    RICHARD A. ANGULO (the "Executive")

WHEREAS Digital and Strategic have agreed to merge pursuant to an Agreement and Plan of Merger dated October 13, 1995 (the "Merger Agreement");

AND WHEREAS the Executive is currently the Chief Executive of Digital and the parties have agreed that conditional upon completion of the merger that the Executive will serve as the Chief Operating Officer of Strategic and Chief Executive Officer of Digital.

NOW THEREFORE THIS AGREEMENT WITNESSETH:

1.        Engagement:
          -----------

At the Effective Time as defined in the Merger Agreement the Executive shall be appointed a Director of and Vice-President and Chief Operating Officer of Strategic and will also continue to serve as the Chief Executive Officer of Digital. The Executive hereby agrees to serve Digital and Strategic in the foregoing offices subject to the terms hereof.

2.        Terms of Employment and Strategic Guarantee:
          --------------------------------------------

The Executive shall be remunerated and the parties shall be governed by the terms of the Executive Employment Agreement dated July 3, 1995 except as hereinafter amended. The parties acknowledge that the engagement of the Executive by Strategic shall be for nominal consideration and the Executive shall continue to be remunerated by Digital. Strategic does hereby guarantee the due performance by Digital of all of its covenants pursuant to the Employment Agreement as hereby amended.

3.        Amendment to Employment Agreement Terms:
          ---------------------------------------

(a) Paragraph 5 (b) of the Employment Agreement is deleted on the Effective Date, as defined in the Merger Agreement, and the following new paragraph 5 (b) is substituted in its place instead:



















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          (b)  Executive will receive an annual bonus in an amount up to Two
               Hundred and Fifty Thousand Dollars ($250,000.00 US) based on the annual net income of Strategic on a consolidated basis calculated from the Effective Date as follows:

               (i) Five per cent (5%) of the first One Million Dollars ($1,000,000.00 US) of Strategic net income before taxes on a consolidated basis;

               (ii) Four per cent (4%) of the next One Million Dollars ($1,000,000.00 US) of Strategic net income before taxes on a consolidated basis;

               (iii) Three per cent (3%) of the next One Million Dollars ($1,000,000.00 US) of Strategic net income before taxes on a consolidated basis; and

               (iv) Two per cent (2%) on any amount in excess of Three Million Dollars ($3,000,000.00 US) of Strategic net income before taxes on a consolidated basis to the maximum bonus of $250,000 US.

(b) Strategic and Digital hereby agreed to indemnify the Executive with respect to any good faith actions taken by the Executive in connection with the services provided hereunder and particularly with respect to the negotiation, execution and consummation of the merger transaction between Strategic and Digital.

(c) Digital and Strategic acknowledge that the Executive shall have the right to elect to terminate this Agreement and thereby cease his engagement to render services to Digital and Strategic by notice in writing to Strategic and Digital if any of the following events occur during the term of the Employment Agreement:

          (a) The Executive ceases to have the duties and authority of the offices herein provided or such duties are modified so that they are not commensurate with the usual duties generally applicable to such offices;

          (b) The Executive is required to relocate his place of employment outside of Pompano Beach, Florida (although this right shall not affect Strategic's or Digital's right to relocate the Pompano Beach facilities, in which event arrangements will be negotiated to provide home office or similar facilities for the Executive to continue to render services in the Pompano Beach area); or

          (c) There is any reduction in the Executive's base salary, benefits or bonus hereunder.

In the event of a termination pursuant to one of the foregoing sub-paragraphs the Executive shall be entitled to receive a lump sum payment equal to the aggregate annual salary for the balance of the Term discounted to a present value at an assumed interest rate of eight per cent (8%) p.a. provided, however, that notwithstanding the foregoing, in the event that any payment or benefit received, or to be received, by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Digital) would not be deductible as a result of Section 280G of the Internal Revenue Code of 1986, as amended, by Digital, an affiliate or other person making such payment or providing such benefit, then














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the total payments shall be reduced to the extent necessary to make the payment fully deductible.

4.        General Provisions:
          ------------------

(a) This Agreement shall be construed and enforced under the laws of the State of Florida.
(b)       Notices shall be deliverable hereunder:

          if to Strategic:         Building A, Unit 102
          or to Digital       17802 - 66th Avenue
                              Surrey, BC  V3S 7X1
                              Fax:  604-576-0436
                              Attention:  Doug Blakeway
                              -------------------------

          with a copy to:     Lang Michener Lawrence and Shaw
                              2500-595 Burrard Street
                              Vancouver, BC  V7X 1L1
                              Fax:  604-685-7084
                              Attention:  Bernhard Zinkhofer
                              ------------------------------

          if to Executive:    511 N.W. 85 Way
                              Pembroke Pines, Florida
                              U.S.A.  33024

All notices shall be deemed to have been properly given when delivered personally to the foregoing addresses.






























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IN WITNESS WHEREOF the parties have caused this Agreement to be executed effective the date first above written.

STRATEGIC TECHNOLOGIES INC.


Per:/s/ Douglas Blakeway
    --------------------

Execution Date:  October 18, 1995
                 ----------------


DIGITAL PRODUCTS CORPORATION


Per:  /s/ Thomas P. Gallagher
      -----------------------

Execution Date:  October 20, 1995
                 ----------------



/s/ Richard A. Angulo
---------------------
RICHARD A. ANGULO

Execution Date:  October 20, 1995
                 ----------------